Exhibit 10.1

November 11, 2021

Devin B. McGranahan

Dear Devin:

On behalf of the Board of Directors of The Western Union Company (the “Parent”), it is my pleasure to extend this offer of employment (“Offer”) with Western Union, LLC (the “Company”), an affiliate of Parent. We are looking forward to you joining us as President and Chief Executive Officer of Parent. The work location of this position is Denver, Colorado (“Work Location”). If you choose to accept this Offer, your start date will be a date mutually agreed to by Parent and you, but which shall in no event be later than December 31, 2021 (“Start Date”). As of the Start Date, you will also serve as a member of the Board of Directors of the Parent and, while serving as Parent’s President and Chief Executive Officer, Parent’s Board of Directors shall cause you to be nominated for election as a member of the Board.

Exempt Salary

Your gross annualized starting salary will be $1,000,000, payable in accordance with the Company’s regular payroll practices.

Short-Term Incentives

Commencing with the annual performance period beginning on January 1, 2022, you will be eligible to participate in the Parent’s Senior Executive Performance Incentive Plan (such Plan and any successor or replacement plan, the “SEPIP”), with a target short-term incentive award opportunity of no less than 170% of your annualized base salary. Your SEPIP award, if any, will be based on the Parent’s achievement of established performance measures, your individual performance, and will be subject to the terms and conditions of the SEPIP and the applicable award agreements. All awards under the SEPIP require approval from the Compensation and Benefits Committee of Parent’s Board of Directors (the “Compensation Committee”) and the acceptance by you of the terms and conditions of each award.

Long-Term Incentives

Beginning with the February 2022 annual equity grant, you will be eligible for annual awards under Parent’s 2015 Long-Term Incentive Plan (such Plan and any successor or replacement plan, the “LTIP”) in such form(s) as are approved by the Compensation Committee (most recently, annual equity grants to the Chief Executive Officer consisted of performance-based restricted stock units (70%), time vested Non-Qualified Stock Options (20%) and time vested restricted stock units (10%)). Your annual equity grant shall have a target grant date fair value of no less than $8,000,000.

All awards under the LTIP require approval from the Compensation Committee and the acceptance by you of the terms and conditions of each award. All of your rights and obligations with respect to any LTIP awards granted to you are subject to the terms and conditions of the LTIP as well as the terms and conditions of the applicable award agreements. In addition, LTIP awards require the acceptance by you of an agreement containing certain restrictive covenants, such as non-solicitation, non-competition and non-disclosure commitments.

Sign-On Equity Award

In consideration of and to compensate you for equity awards forfeited at your current employer (for which you agree to provide to the Company prior to your Start Date documentation which reasonably establishes that such forfeiture has occurred), effective as of the Start Date, you will receive: (i) a one-time sign-on equity award of service-vesting restricted stock units with a grant date fair value of $6,500,000 (as calculated by Parent consistent with past practice), with any fractional share rounded up, to vest in two substantially equal installments on August 1, 2022 and February 1, 2023 (subject, except as provided below, to your continued employment with the Company or its affiliates on the applicable vesting dates); and (ii) a one-time sign-on equity award of service-vesting stock options with a grant date fair value of $6,600,000 (as calculated by Parent consistent with past practice) with any fractional share rounded up, to vest in 25% installments on each of the first four anniversaries of the grant date (subject, except as provided below, to your continued employment with the Company or its affiliates on the applicable vesting dates) (collectively, the “Sign-On Equity Awards”). The Sign-On Equity Awards will be subject to the terms of the LTIP and the Parent’s standard forms of award agreement and the acceptance by you of the Parent’s customary restrictive covenant agreement; provided, however, that (i) in the event your employment is terminated by the Company other than for Cause or by you for Good Reason (references to “Cause” and “Good Reason” in this Offer Letter having the meaning defined under the Parent’s Severance/Change in Control Policy (Executive Committee Level) (the “Executive Severance Policy”)), or (ii) in the event of a Change in Control (as defined in the LTIP) prior to the full vesting of the Sign-On Equity Awards pursuant to which the Sign-On Equity Awards are not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board as constituted prior to the Change in Control, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Sign-On Equity Awards and other material terms and conditions of the outstanding award as in effect immediately prior to the Change in Control), the unvested portion of the Sign-On Equity Awards shall vest in full and shall be settled or exercisable, as applicable, in accordance with the terms of the underlying award agreements.

Sign-On Cash Bonus

In consideration of and to compensate you for forfeiture of the 2021 annual cash bonus opportunity with your current employer (“Current Employer’s Bonus Plan”), you will receive a one-time sign-on cash bonus of $1,000,000, less applicable taxes and deductions, payable within 30 days of your Start Date (the “Sign-On Bonus”). In the event you voluntarily terminate your employment with the Company or its affiliates (other than for Good Reason) or you are terminated for Cause within the 12-month period beginning on your Start Date, you agree to refund to the Company a prorated portion of the amount of the Sign-On Bonus, which may be deducted from your pay, subject to applicable law. This prorated portion will be based on the portion of the 12-month period you were employed by the Company or its affiliates since your Start Date and calculated on the after-tax amount of the Sign-On Bonus received by you. In addition, if your current employer pays you a 2021 annual cash bonus following the date that you receive the Sign-On Bonus, you agree to refund to the Company an amount equivalent to the annual cash bonus received from your current employer within 30 days of receipt of such bonus, or the Company may reduce your pay by the amount of annual cash bonus received from your current employer. The value of the Sign-On Bonus is neither indicative nor determinative of your entitlement to or the level of any bonus payable under the SEPIP or other short-term incentive plan.

Benefits

You will be eligible to participate in the Company’s health, welfare and financial security benefit programs on the same terms as similarly situated senior executives of the Company at the location where you will be employed. Health and welfare benefit eligibility begins on the first day of the month following or coinciding with your Start Date. Additional information regarding benefits and enrollment information will be reviewed with you on or shortly after your Start Date. Please note that there may be a deadline following your Start Date in which to enroll in certain benefit programs. Please also understand that the Company reserves the right to amend or terminate any or all of its employee benefit plans and corporate policies at any time, in its sole discretion.

The Company will pay, or reimburse to you, reasonable attorneys’ fees and costs incurred by you with respect to your review, negotiation and execution of this Offer and related agreements up to a maximum of $10,000, payable by March 15, 2022, subject to the provision of an itemized invoice or other proof of such fees and costs as reasonably required by the Company.

Supplemental Incentive Savings Plan (Deferred Compensation)

You will be eligible to participate in Parent’s Supplemental Incentive Savings Plan, a nonqualified deferred compensation plan. Plan information and enrollment materials will be provided separately. Eligibility for this program is subject to approval by Parent’s Employee Benefits Committee (or its delegate).

Flexible Time Off

You are eligible for Flexible Time Off pursuant to the Company’s Flexible Time Off Policy. Please understand that the Company reserves the right to amend or terminate its Flexible Time Off Policy or any other time-off or leave policy at any time, in its sole discretion, subject to applicable law.

Relocation

If you accept this conditional offer, you agree to work at the Work Location during the Company’s regular business hours (except for required travel or remote work in accordance with Company practice), following your relocation which must be initiated within 12 months of the Start Date, or as otherwise agreed upon in writing by Parent’s Board of Directors. You will be eligible for relocation assistance in accordance with the attached U.S. Relocation Policy – Executive, subject to your execution of a Relocation Repayment Agreement in advance. Parent has partnered with American International Relocation Solutions (AIReS) to facilitate your relocation to your new Work Location. Upon receipt of your signed offer letter, a member of Parent’s Global Mobility team will contact you to review your relocation benefits as well as to provide you with an overview of the process. Please note that if you resign from employment other than for Good Reason or are terminated for Cause by the Company within a period of 12 months after the completion of your relocation, you will be required to reimburse the Company, at a prorated amount, with respect to the expenses incurred by the Company or its affiliates as a result of your relocation, which may be deducted from your pay, subject to applicable law. This prorated amount will be based on the portion of the 12-month period you have been employed by the Company or its affiliates since the date of the completion of your relocation, as determined by the Company in its sole discretion. Any modification to any relocation benefits provided by the Company, including but not limited to the date by which you must relocate, requires approval by Parent’s Board of Directors.

Severance

As an “Eligible Executive” as defined under the Executive Severance Policy, you are eligible for coverage under the Executive Severance Policy, subject to its terms and conditions as the same may be amended by Parent from time to time in its sole discretion.

Immigration Reform and Control Act

In compliance with the Immigration Reform and Control Act of 1986, on your first day of work we ask that you bring documents that will establish your identity and your eligibility to work in the United States. Some examples include your driver’s license and social security card, your birth certificate, or a current passport. For a comprehensive list of acceptable documents, please visit the following link: http://www.uscis.gov/files/form/i-9.pdf.

Parent Policies

You will be subject to all policies applicable to the Company’s employees, including but not limited to the Parent Code of Conduct and Anti-Money Laundering Policy, stock ownership guidelines, clawback policies, insider trading policies and policies regarding hedging or pledging of Company Common Stock. Parent and the Company reserve the right to amend or terminate any or all of their policies referenced herein, including but not limited to their employee benefit plans and corporate policies, time off and leave policies, and relocation policies, subject to applicable law.

Other Agreements

As noted above, as a condition of your employment with the Company and your receipt of certain types of compensation from Parent and the Company, you will be required to sign agreement(s) containing certain restrictive covenants, which may include non-solicitation, non-competition, and confidentiality/non-disclosure provisions.

Drug Screen

As one of the requirements for employment, you were required to complete a drug screen in the knowledge that if you failed to complete your drug screen within the given timeframe, this offer of employment may be rescinded. The Company confirms that the drug screen has been successfully passed.

Background Checks

This Offer was contingent upon the Company receiving favorable results acceptable to the Company in its sole discretion from your references and background investigation, which you agreed to authorize, satisfactory completion by you of all required security clearance and training applicable to your position (which may require fingerprinting, handwriting samples, and other items), drug screening, and timely provision by you of documentation which verifies your eligibility to work in the United States. The Company confirms that it has received favorable results from your references and its background investigation and security clearance.

No Conflict

You represent and warrant that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from carrying out your responsibilities for Parent or the Company or which is in any way inconsistent with the terms of this Offer. You further represent and warrant that you shall not disclose to Parent, the Company or any of its affiliates or induce Parent, the Company or any of its affiliates to use any confidential or proprietary information or material belonging to any previous employer or others.

At Will Employment

Please understand that this Offer does not constitute an express or implied contract or a guarantee of continued employment for any period of time. As is the case throughout the Parent and its U.S. subsidiaries and affiliate companies, employment is “at will.” This means that you are free to end your employment with the Company or its affiliates at any time, with or without Good Reason, and with or without advance notice (except as may be required in connection with a resignation for Good Reason). It also means that the Company is free to terminate your employment at any time, with or without Cause, and with or without advance notice, and that the Company may, except as otherwise provided herein and subject to the provisions hereof, modify any aspect, term or condition of your employment (i.e., job duties, title, compensation, hours, benefits, job location, policies and practices, except for the “at will” nature of the employment relationship) at any time, without advance notice.

Entire Agreement

This Offer sets forth the entire offer of employment between you and Parent and the Company regarding the terms of your employment and it supersedes any prior discussions, commitments, or understandings. It is also our mutual understanding that you have not relied on any representations other than those contained in this Offer in making your decision to work for the Company.

Modification

You agree that no waiver, amendment or modification of any of the terms of this Offer shall be effective unless in writing and signed by both you and the Company. No waiver of any term, condition or default of any term of this Offer shall be construed as a waiver of any other term, condition or default.

Acceptance

Devin, I hope you will accept this Offer. Feel free to call me on my cell phone at (414) 688-0503 if you have any questions or need additional clarification of this Offer. Please note that the terms of this Offer are subject to the approval of Parent’s Board of Directors. Please indicate your decision and confirm your acceptance of the terms described in this Offer by signing, dating, and returning to me a signed copy of this Offer within three (3) days of receipt. You may send the signed copy of this Offer to me by email at jjoerres@incitocapital.com.

Sincerely,

Jeffrey A. Joerres

Non-Executive Chairman of the Board of Directors

The Western Union Company

I accept your Offer of employment as described in this letter.

/s/ Devin B. McGranahan
Devin B. McGranahan

Date: November 12, 2021